PURCHASE AND SALE AGREEMENT

This Agreement made this 17th day of January, 2025, between **Verde Estates LLC,** a Limited Liability Company in the State of Missouri, by and through its Board of Directors, hereinafter "Seller", and **TAFleer Properties LLC**, a Limited Liability Company in the State of Missouri, by and through its Board of Directors, hereinafter "Buyer".

Seller hereby agree to sell, and Buyer agrees to purchase, that certain real estate situated in Lewis County, Missouri, bounded and described as follows:

A tract of land being part of the Southeast Quarter and part of the Northeast Quarter of the Southwest Quarter of Section 4, Township 60 North, Range 9 West of the fifth principal meridian, Lewis County, Missouri being more particularly described as follows: Beginning at an iron rod marking the Northwest corner of the Southeast Quarter of said Section 4, thence along the North line of said Southeast Quarter, South 88 degrees 39 minutes 01 seconds East, a distance of 1324.81 feet to an iron rod; thence South 04 degrees 22 minutes 45 seconds West, a distance of 483.35 feet to an iron rod; thence South 14 degrees 02 minutes 41 seconds East, a distance of 106.12 feet to an iron rod; thence South 39 degrees, 44 minutes 37 seconds East, a distance of 160.70 feet to an iron rod; thence South 07 degrees 31 minutes 21 seconds East, a distance of 42.15 feet to an iron rod; thence South 79 degrees 52 minutes 05 seconds West, a distance of 743.46 feet to an iron rod; thence North 41 degrees 53 minutes 04 seconds West, a distance of 167.40 feet to a plus cut in concrete; thence South 88 degrees 07 minutes 48 seconds West, a distance of 396.29 feet to a plus cut in concrete; thence North 00 degrees 27 minutes 56 seconds West, a distance of 246.44 feet to a plus cut in concrete; thence North 88 degrees 39 minutes 13 seconds West, a distance of 224.95 feet to an iron rod; thence North 01 degrees 20 minutes 47 seconds East, a distance of 549.25 feet to an iron rod; thence South 88 degrees 39 minutes 01 seconds East, a distance of 32.12 feet to the POINT OF BEGINNING containing 24.1 acres.

Subject to a 15- foot ingress and egress easement, described as follows, to-wit: A 15-foot-wide tract of land being part of the Southeast of Section 4, Township 60 North, Range 9 West of the fifth principal meridian, Lewis County, Missouri with the centerline being more particularly described as follows: Commencing at the Northwest corner of the Southeast Quarter of said Section 4, thence along the North line of said Southeast Quarter, South 88 degrees 39 minutes 01 seconds East, a distance of 227.83 feet to the POINT OF BEGINNING; thence South 04 degrees 51 minutes 10 seconds West, a distance of 205.81 feet; thence South 09 degrees 01 minutes 45 seconds West, a distance of 156.22 feet; thence South 00 degrees 27 minutes 56 seconds East, a distance of 435.10 feet to the POINT OF ENDING.

A tract of land lying in the Northwest Quarter the Southeast Quarter of Section 4, Township 60 North, Range 9 West of the fifth principal meridian, Lewis County, Missouri being more particularly described as follows: Commencing at an iron pin marking the East Quarter corner of said Section 4; thence along the Quarter Section

line, North 90 degrees 00 minutes 00 seconds West, a distance of 1723.12 feet to the POINT OF BEGINNING; thence South 00 degrees 00 minutes 00 seconds West, a distance of 292.00 feet to an iron pin; thence North 90 degrees, 00 minutes 00 seconds West, a distance of 387.81 feet to an iron pin; thence North 02 degrees 53 minutes 12 seconds East, a distance of 292.37 feet to the Quarter Section line; thence along said Quarter Section line, South 90 degrees 00 minutes 00 seconds East, a distance of 373.09 feet to the POINT OF BEGINNING, containing 2.55 acres, more or less.

A tract of land lying in the Northwest Quarter the Southeast Quarter of Section 4, Township 60 North, Range 9 West of the fifth principal meridian, Lewis County, Missouri being more particularly described as follows: Commencing at an iron pin marking the East Quarter corner of said Section 4; thence along the Quarter Section line, North 90 degrees 00 minutes 00 seconds West, a distance of 2096.20 feet to a point on the quarter section line; thence South 02 degrees 53 minutes 12 seconds West, a distance of 168.72 feet to an iron pin and the POINT OF BEGINNING; thence North 90 degrees 00 minutes 00 seconds West, a distance of 264.77 feet to an iron pin; thence South 00 degrees 00 minutes 00 seconds West, a distance of 123.49 feet to an iron pin; thence South 90 degrees 00 minutes 00 seconds East, a distance of 258.55 feet to an existing iron pin; thence North 02 degrees 53 minutes 12 seconds East, a distance of 123.65 feet to the POINT OF BEGINNING, containing 0.74 acres, more or less.

1. It is understood and agreed that the purchase price for the above-described property shall be Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) to be paid in full at closing, in cash or by bank draft or money order.

2. Real estate taxes for 2023 and prior years have been paid by Seller. Said taxes for 2024 shall be prorated as of the date of closing.

3. Buyer has inspected and carefully assessed and examined the real estate and neither Seller or any other person or entity on behalf of Seller have made or do now make any representations, warranties, or agreements as to the value, condition, quality, or suitability of said real estate for any purpose.

4. As of the date this Agreement is executed, Buyer and his designees shall have unfettered access to the property described herein.

5. It is agreed upon by the parties that all contents of buildings on the premises are to convey with the property described herein, with the exception of fertilizer, compost, asphalt and asphalt chemicals. Those excepted items shall be removed from the property by January 17, 2025, unless other arrangements are made with Buyer. All such not so removed will be considered abandoned, and to have conveyed with the property. Seller's shall notify all present Lessee's of the required removal deadline and any loss incurred by those individuals if not so removed will be the responsibility of Seller.

6. Seller shall convey the real estate free and clear of all liens and shall convey marketable title to said real estate, as the term is defined by Title Standard Four (4) of the Missouri Bar.

7. Seller shall, at Seller's expense, obtain a commitment to obtain an Owner's Policy of Insurance by a company authorized and licensed to issue such policies in the State of Missouri for the full amount of the purchase price, which policy may insure the owner's title to be in the condition called for by this Agreement and which commitment may provide that said policy shall be issued forthwith after Seller's deed shall be placed of record. After delivery of said title insurance commitment, Buyer shall have ten (10) days to examine said title insurance commitment and notify Seller in writing of any objections thereto. If there be any objections, Seller shall, within a reasonable time, furnish to Buyer a new or amended title insurance commitment satisfying any such objections, but if such commitment shall not be furnished within fifteen (15) days after said notice, then Buyer, at Buyer's election, may void this Agreement with written notice to Seller prior to the furnishing of such commitment. If the title defects are not corrected or if the failure to furnish said title commitment is due to the fact that title defects cannot be corrected to the satisfaction of either the Buyer or Buyer's examining attorney, then this Agreement shall be void unless Buyer gives notice to Seller in writing of Buyer's election to waive such defects. The parties agree that the cost of the above-described title insurance commitment shall be paid as follows: Seller shall be responsible for the cost of the title search. Seller shall be responsible for payment of the premium for the Owner's Policy of Title Insurance. Buyer shall be responsible for the cost of any mortgage coverage if required by lender for Buyer and for the additional cost of any special endorsements which may be required by Buyer's lender.

8. This Agreement shall be closed with the Seller delivering to the Buyer, a General Warranty Deed to the subject real estate, together with a copy of the title commitment for the Owner's Policy of Title Insurance described in Paragraph Eight (8) hereof and Buyer delivering all payments due hereunder at the Law Office of De Coster Law, LLC, in Monticello, Missouri, on or before the 17th day of January, 2025, or at such other location or date as the parties agree.

9. Each party shall be responsible for any legal fees incurred on their own behalf. Seller and Buyer shall each be responsible for one-half (1/2) of the closing costs of this transaction.

10. Miscellaneous Provisions:

A. This Agreement shall be construed in accordance with the laws of the State of Missouri. Any action brought at law or in equity relating to or in connection with this Agreement must be maintained in Lewis County, Missouri.

B. This Agreement constitutes a full and complete agreement and understanding between the parties hereto and shall supersede any and all other written and oral agreements concerning the subject matter contained herein prior to this date.

C. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

D. If any material condition or provision herein contained is held to be invalid, void or unenforceable by final judgment of any court of competent jurisdiction, this Agreement will become rescinded unless the party benefited by such condition or provision delivers to the other party within ten (10) days after the judgment becomes final, a written waiver of the condition or provision in which case the remainder of this Agreement will be enforceable.

E. The parties have each had an opportunity to review and negotiate the terms of this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this agreement.

F. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one instrument.

G. A modification of any provision herein contained or any other amendment to this Agreement shall be effective only if the modification or amendment is in writing and signed by both Seller and Buyer. No waiver by any party hereto of any breach or default shall be considered to be a waiver of any subsequent breach or default. The waiver of any condition, representation, or warranty.

H. Buyer may not assign this contract without Seller's prior written consent. No person or entity shall be deemed to be a third-party beneficiary hereof and nothing in this Agreement (either express or implied) is intended to confer upon any other person or entity any rights, remedies, obligations or liabilities under or by reason of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals as of the day and year first above written.

TAFleer Properties LLC, Buyer	Verde Estates LLC, Seller
19368 State Highway H	8112 Maryland Avenue, Suite 400
Lewistown, Missouri 63452	St. Louis, Missouri 63105
By: Travis L. Fleer, President	By: Eric J. Bava, President